Exhibit 3.126

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

THE MESH COMPANY, LLC

The undersigned, being the sole member of The Mesh Company, LLC, an Arkansas limited liability company (the “Company”), does hereby execute this Second Amended and Restated Operating Agreement (this “Operating Agreement”) of the Company effective the 11th day of March, 2010.

RECITALS

A.                                    The Company was formed as an Arkansas limited liability company on the 6th day of June, 1996, upon the filing of its Articles of Organization with the Secretary of State of the State of Arkansas;

B.                                    Pursuant to the Operating Agreement of the Company, dated October 25, 1996 (the “1996 Agreement”), Trevorco, Inc. (“Trevorco”) was a member of the Company and owned a 60% membership interest (the “Membership Interests’’) in the Company;

C.                                    Pursuant to an Assignment of Membership Interests dated May 17, 2006, Trevorco assigned all of its right, title and interest in and to its Membership Interests in the Company free and clear of all claims and encumbrances to Cloyes Gear and Products, Inc. (“Cloyes”) and in connection therewith, Cloyes entered into an Amended and Restated Operating Agreement of the Company on such date (the “2006 Operating Agreement”);

D.                                    The Member (as defined below) wishes to amend and restate the 2006 Operating Agreement and enter into this Operating Agreement to provide for, among other things, the application of Article 8 of the Arkansas UCC (as defined below) to the membership interests of the Company, the management and operation of the Company and certain other matters; and

E.                                     Pursuant to the above, the Company hereby amends and restates its operating agreement as follows:

MEMBER

Cloyes is the sole member of the Company (the “Member”). All actions taken and all things done and all expenditures made by any authorized representative of the Company, including, without limitation, the Member, in connection with its organization and qualification are hereby ratified, approved and confirmed in all respects.

ARTICLE I

OFFICE

The principal office of the Company is in the State of Arkansas, and shall be located at 6101 Phoenix Avenue #2, Fort Smith, AR 72903 or at such other location designated by the Member (the “Principal Office”). The Company may have such other offices as the Member may designate or as the business of the Company may require. The name and address of the statutory agent of the Company is as set forth in the Company’s Articles of Organization, and such agent and address of agent may be changed from time to time by the Member.

ARTICLE II

PURPOSE

The purpose for which the Company is organized is to conduct any lawful business purposes as set forth in the Small Business Entity Tax Pass Through Act of the Arkansas Code. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Arkansas, including, without limitation, the powers specifically enumerated in Clause (b) of Section 4-32-106 of the Arkansas Code (the “Act”).

ARTICLE III

DURATION OF THE COMPANY

Unless extended by agreement of the Members or earlier dissolved or terminated pursuant to law or the provisions of this Agreement by the Member, the Company as herein constituted shall continue until December 31, 2046.

ARTICLE IV

CAPITAL CONTRIBUTIONS

The Member has contributed all of the capital of the Company required as of the date hereof and may, but is not obligated to, in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.

ARTICLE V

OWNERSHIP OF MEMBERSHIP INTERESTS

The Member owns all of the membership interests in the Company and the Member is entitled to 100% distributive share of the Company’s profits, losses and cash flow.

ARTICLE VI

MANAGEMENT

Management of the Company is vested exclusively in the sole Member, but such Member shall be entitled to appoint or authorize representatives to act on behalf of the Company and to delegate the authority otherwise reserved to the Member to such representatives as it deems necessary or appropriate. The signature of the Member of the Company shall be sufficient to bind the Company with respect to any matter on which the Member shall be required or entitled to act. The Member has the power, on behalf of the Company; to do all things necessary or convenient to carry out the business and affairs of the Company. A copy of this Operating Agreement may be shown to third parties (and all third parties may rely hereupon) in order to confirm the identity and authorization of the Member.

ARTICLE VII

BOOKS AND RECORDS

The Company books shall be maintained at the Principal Office. The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each such year. The Member shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said book. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.

ARTICLE VIII

LIQUIDATION

Upon dissolution pursuant to Article III, the Company business and Company assets shall be liquidated in an orderly manner. Cloyes shall be the liquidator to wind up the affairs of the Company pursuant to this Operating Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with applicable law in any reasonable manner that the liquidator shall determine to be in the best interests of the Member.

ARTICLE IX

DISTRIBUTIONS

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

ARTICLE X

ADMISSION OF ADDITIONAL OR SUBSTITUTE MEMBERS

No substitute or additional member shall be admitted to the Company without the written approval of the Member, acting in its sole discretion.

ARTICLE XI

LIABILITY OF MEMBERS AND OFFICERS

No current or former member, member designee, or officer (each, an “Indemnified Person”) shall have any liability for the obligations or liabilities of the Company, except to the extent, if any, expressly provided in the Act.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

(a)                                 No Indemnified Person shall be personally liable for any breach of duty in such person’s capacity as a member, member designee or officer of the Company; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Person if a judgment or other final adjudication adverse to the Indemnified Person establishes (i) that the Indemnified Person’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that the Indemnified Person in fact personally gained a financial profit or other advantage to which the Indemnified Person was not legally entitled.

(b)                                 The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, any Indemnified Person against any losses, claims, damages or liabilities to which the Indemnified Person may become subject in connection with this Agreement or the Company’s business or affairs.

(c)                                  Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

(i)                                     be in addition to any liability that the Company may otherwise have;

(ii)                                  extend upon the same terms and conditions to the directors, committee members, officers, partners, members and employees of the Indemnified Persons;

(iii)                               inure to the benefit of the successors, assigns; heirs and personal representatives, of the Indemnified Person and any such persons, and

(iv)                              be limited to the assets of the Company.

(d)         This Article XII shall survive any termination of this Agreement and the dissolution of the Company.

ARTICLE XIII

AMENDMENTS

This Operating Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.

ARTICLE XIV

MEMBERSHIP INTERESTS

The name of, notice address for, and number of equity securities of the Company (“Units”), held by the Member are set forth in Schedule A attached hereto. Each Unit in the Company shall constitute and shall remain a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Arkansas (the “Arkansas UCC”). Each Unit in the Company shall be evidenced by a certificate issued by the Company (“Certificates”). Certificates shall be signed by an authorized signatory and shall be in such form or forms as the Member shall approve. The certificated interests shall be in “registered form” within the meaning of Article 8 of the Arkansas UCC.

ARTICLE XV

SEVERABILITY

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

ARTICLE XVI

MISCELLANEOUS

This Operating Agreement is made by the Member for the exclusive benefit of the Company, its Member, and his successors and assignees. This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity. Except and only to the extent provided by applicable statute or otherwise in this Operating Agreement, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

* * * * *

IN WITLESS WHEREOF the Member has hereunto set his hand effective the day and year first above written.

CLOYES GEAR AND PRODUCTS, INC.

By:	/s/ M. Trevor Myers
Name:	M. Trevor Myers,
Title:	President and Chief Executive Officer

Signature Page to Second Amended and Restated Operating Agreement of The Mesh Company, LLC

SCHEDULE A

UNITS

NAME	NOTICE ADDRESS	NUMBER OF UNITS

Cloyes Gear and Products, Inc.	6101 Phoenix Avenue #2 Fort Smith, AR 72903	1,000

A-1